EXCEL TECHNOLOGY, INC.
                            41 Research Way
                         E. Setauket, NY 11733
                        .......................

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 14, 2003

                        .......................


     Notice is hereby given that the Annual Meeting of Stockholders of Excel Technology, Inc. (the "Company") will be held at the offices of Excel Technology, Inc., 41 Research Way, East Setauket, New York 11733, on May 14, 2003, at 10:00 A.M. EST, for the following purposes:

1. To elect a Board of Directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;

2. To ratify the selection by the Board of Directors of KPMG LLP to serve as independent auditors for the year ending December 31, 2003; and

3. To transact such other business as may properly be presented for action at the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 19, 2003 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

     Holders of a majority of the outstanding shares must be present in person or by proxy in order for the meeting to be held. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope. The giving of such proxy will not affect your right to revoke such proxy before it is exercised or to vote in person should you later decide to attend the meeting.

     All stockholders are cordially invited to attend the meeting.

                                       By Order of the Board of Directors


                                       /s/ J. Donald Hill
                                       ..................................
                                       J. Donald Hill,
                                       Chairman of the Board

April 11, 2003

        IT IS IMPORTANT THAT THE ENCLOSED PROXY FORM BE COMPLETED
                         AND RETURNED PROMPTLY.







                         EXCEL TECHNOLOGY, INC.
                            41 Research Way
                         E. Setauket, NY 11733
                        .......................

                            PROXY STATEMENT

         ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 14, 2003

                        .......................

                 SOLICITATION AND REVOCATION OF PROXIES

      This statement is furnished in connection with the solicitation by the Board of Directors of Excel Technology, Inc., a Delaware corporation (the "Company"), of proxies to be voted at the Annual Meeting of the Stockholders of the Company (the "Meeting"), to be held on May 14, 2003, at 10:00 A.M. EST, at the offices of the Company, 41 Research Way, East Setauket, New York 11733 and any adjournments thereof.

     A form of proxy is enclosed for use at the Meeting. The proxy may be revoked by a stockholder at any time before it is voted by execution of a proxy bearing a later date or by written notice to the Secretary of the Company before the Meeting, and any stockholder present at the Meeting may revoke his proxy thereat and vote in person if he so desires. When such proxy is properly executed and returned, the shares it represents will be voted at the Meeting in accordance with any instructions noted thereon. If no direction is indicated, all shares represented by valid proxies received pursuant to this solicitation (and not revoked prior to exercise) will be voted by the person named in the form of proxy (i) FOR the election of the nominees for directors named herein, (ii) FOR the ratification of the appointment of KPMG LLP as the Company's independent auditors for the year ending December 31, 2003, and
(iii) in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Meeting.

     The cost of soliciting proxies on behalf of the Board of Directors will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by directors, officers or regular employees of the Company (who will receive no extra compensation for these services) in person or by telephone or telefax. The Company may also request brokerage houses, custodians, nominees and fiduciaries to forward these proxy materials to the beneficial owners of the Company's common stock (the "Common Stock"), and will reimburse such holders for their reasonable expenses in connection therewith. The approximate date of mailing of this proxy statement is April 11, 2003.

     Only stockholders of record at the close of business on March 19, 2003 (the "Record Date") will be entitled to notice of, and to vote at, the Meeting. At the close of business on the Record Date, there were 11,806,889 shares of Common Stock issued and outstanding. Each share of Common Stock entitles the holder thereof to one vote. The holders of a majority of the shares of Common Stock outstanding on the Record Date and entitled to vote at the Meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the Meeting. Abstentions and broker non-votes each shall be included as shares present and voting for purposes of determining whether a quorum is present at the Meeting. Each vote shall be tabulated separately. Abstentions shall be counted as votes present and entitled to be cast for purposes of determining whether a proposal has been approved. As a result, they will have the same effect as a vote against a proposal. Broker non-votes, if any, will be treated as not present or represented for purposes of determining whether stockholder approval of the matter has been obtained. Accordingly, a broker non-vote will not affect the outcome of the voting on any proposal. Other than the election of directors, which requires a plurality of the votes entitled to be cast by holders of shares represented in person or by proxy at the Meeting, each matter submitted to the stockholders requires the affirmative vote of a majority of the votes entitled to be cast by holders of shares represented in person or by proxy at the Meeting.


                             PROPOSAL NO. 1
                  NOMINATION AND ELECTION OF DIRECTORS

     Five persons, four of whom are members of the present Board of Directors, are nominees for election to hold office until the next Annual Meeting of Stockholders or until their respective successors are elected and qualified. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the five nominees named below. If any nominee should refuse or be unable to serve, the shares represented by the proxies will be voted for any nominee as shall be designated by the Board of Directors to replace any such nominee. The Board of Directors believes that each of the nominees named herein is able and willing to serve as a director if elected.

     The Board of Directors recommends that the stockholders vote FOR the election of all nominees to the Board of Directors listed below.

                              Nominee        Age
                         .................   ...
                         J. Donald Hill      70
                         Antoine Dominic     41
                         Steven Georgiev     69
                         Howard S. Breslow   63
                         Donald E. Weeden    72

     The following information is submitted concerning the nominees named for election as directors based upon information received by the Company from such persons.

     Mr. Hill has been Chairman of the Board of Directors since January 1996. He served as Chief Executive Officer of the Company from January 1996 to October 2000, President of the Company from August 1994 until February 1998, and Chief Financial Officer of the Company from January 1994 until March 1995. In addition, he was President of Quantronix Corporation ("Quantronix"), a subsidiary of the Company, from November 1992 until January 1996, and was a business consultant to Quantronix from February 1992 to November 1992. From January 1991 to October 1991, Mr. Hill was Chief Executive Officer of Medstone International, Inc., a company engaged in the manufacture, marketing and sale of shock wave therapy devices. From 1988 to 1990, he was Director of Corporate Finance at Weeden & Co., an investment firm and member of the New York Stock Exchange. Mr. Hill served as Vice Chairman of First Affiliated Securities, Inc. from 1978 to 1988, and from 1966 to 1977 he was a General Partner of Loeb, Rhoades & Company.

     Mr. Dominic was appointed Chief Executive Officer in October 2000. In addition, he has been President and Chief Operating Officer of the Company since February 1998, he has been a director of the Company since January 1996, and he has served as Chief Financial Officer of the Company since March 1995. He also served as President of Quantronix from January 1996 until October 2000. From June 1992 to January 1995, Mr. Dominic was Executive Vice President, Chief Financial Officer and Director of CompuDyne Corporation, a manufacturer of data acquisition equipment and access control systems, and Corcap Inc., a holding company (both are related publicly-held companies). From March 1990 to June 1992, Mr. Dominic was the Chief Financial Officer for CompuDyne Corporation and Corcap Inc. From August 1987 to March 1990, Mr. Dominic was Chief Financial Officer of Quanta Systems Corporation, a division of CompuDyne Corporation. Mr. Dominic holds a B.S. in accounting, an M.B.A., and is a non-practicing CPA.

     Mr. Georgiev has been a director of the Company since December 1991. From 1993 to 1997, he served as Chairman and CEO of Palomar Medical
Technologies, Inc. ("Palomar"), a biotechnology company. Since 1988, he has acted as a business and management consultant to several high technology companies, including EG&G, Inc., Cybernetics Products, Inc., Camber, Inc., Dynatrend, Inc. and Palomar. From 1972 to 1975, and later from 1978 to 1988, Mr. Georgiev was Chairman, President and Treasurer of Dynatrend, Inc., which specializes in providing engineering and program management services primarily to the United States Government. From 1961 to 1972 and later from 1975 to 1978, Mr. Georgiev held a variety of positions with Avco Systems, a high technology aerospace business, including Project Director - Missile Systems; Director of Engineering; Director of Advanced Programs; and Vice President - Marketing and Planning. Since 1980, Mr. Georgiev also has been involved in the start-up and subsequent development of several companies. Mr. Georgiev has a B.S. degree in engineering physics and an M.S. degree in management.

     Mr. Breslow has been a director of the Company since January 1996. Since 1972, he has been a partner of the law firm of Breslow & Walker, LLP, New York, New York, which firm serves as general counsel to the Company. Mr. Breslow currently serves as a director of BioLife Solutions, Inc., a publicly-held company engaged in the development and sale of solutions for the preservation of cells, tissues, and organs; Vikonics, Inc., a non-operating publicly-held company; and Lucille Farms, Inc., a publicly-held company engaged in the manufacture and marketing of dairy products.

     Since 1987, Mr. Weeden has been Chairman of Weeden Securities Corporation, the General Partner of Weeden & Co., L.P., a New York Stock Exchange member firm, and a member of the National Association of Securities Dealers. Over the years, Mr. Weeden has participated as an early venture investor in a number of companies involved in the semiconductor industry. Mr. Weeden graduated from Stanford University with a B.A. in economics.



Director Compensation

     On February 15, 2002, each member of the Board of Directors was granted non-incentive options to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value on such date.

Board Meetings and Certain Committees

     The Board of Directors currently consists of five persons: J. Donald Hill, Antoine Dominic, Howard Breslow, Steven Georgiev, and Joseph
J. Ortego. The Board held six meetings during the year ended December 31, 2002. Mr. Breslow, Mr. Hill and Mr. Dominic attended all six meetings. Mr. Georgiev and Mr. Ortego attended five meetings. The Board of Directors has no standing nominating or compensation committees. Management compensation is determined by the non-employee directors of the Company.

     The Board of Directors has an Audit Committee which operates under a written charter adopted by the Board of Directors. The Audit Committee held three meetings during the year ended December 31, 2002. The Audit Committee is comprised of Messrs. Georgiev, Breslow, and Ortego. Mr. Georgiev and Mr. Ortego are "independent directors" as defined under Rule 4200(a)(14) of the National Association of Securities Dealers, Inc. Mr. Breslow is a member of Breslow & Walker, LLP, legal counsel to the Company. In 2002, Breslow & Walker received in excess of $200,000 for legal services rendered. As a result, Mr. Breslow does not qualify as an independent member of the Audit Committee under NASD rules. Mr. Breslow was approved by the Board of Directors as a non-independent member of the Audit Committee following a determination by the Board that Mr. Breslow's relationship as a member of Breslow & Walker, LLP would not interfere with his exercise of independence from management and the Company. In giving such approval, the Board also considered Mr. Breslow's background in accounting and taxation (he has a BBA in Accounting and an LLM in Taxation), and his invaluable knowledge and experience derived from serving as legal counsel to the Company since 1990 and as a director of the Company since 1996.

Audit Committee Report

     The Company's management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The Audit Committee's responsibility is to monitor and review these processes on behalf of the Board of Directors.

     The Audit Committee has reviewed and discussed the audited financial statements with management. Management represented to the Audit
Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles.

     The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees). In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees), and has discussed with the independent auditors the auditors' independence from the Company and its management. In concluding that the auditors are independent, the Audit Committee considered, among other factors, whether the nonaudit services provided by Ernst & Young LLP were compatible with their independence.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board subsequently approved the recommendation) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

                                                 Steven Georgiev
                                                 Howard Breslow
                                                 Joseph Ortego


              EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

     The executive officers of the Company serve at the pleasure of the Board of Directors. The Company's executive officers, as well as significant employees of the Company and its subsidiaries, are listed in the following table, and certain information concerning such significant employees follows the table.

        Name            Age                        Position
.......................  ...     .........................................

   J. Donald Hill        70     Chairman of the Board

   Antoine Dominic       41     Chief Executive Officer,
                                President, Chief Operating
                                Officer

   Greg Anderson         51     President, Control Systemation, Inc.

   Redmond P. Aylward    51     President, Cambridge Technology, Inc.

   Reinhard Baumert      58     President, Excel Technology Europe GmbH

   Dave Clarke           41     President, Synrad, Inc.

   Laurence E. Cramer    52     President, Continuum Electro-Optics, Inc.

   Francis Dominic       44     President, The Optical Corporation
                                President, Photo Research, Inc.

   Qiang Fu              40     President, Quantronix Corporation

   Stephen C. Graham     47     President, Control Laser Corporation

   Kuni Kobayashi        60     President, Excel Technology Japan K.K.

   Ooi Poay Chuan     49     President, Excel Technology Asia Sdn. Bhd.

     Mr. Anderson has been the President of Control Systemation, Inc., a subsidiary of the Company, since October 2000. Previously, Mr. Anderson had been with Control Laser Corporation for almost 20 years and had served in many positions within the company including Project Engineer, Mechanical Engineering Manager, Custom Systems Manager, Software Manager and as Vice President. Mr. Anderson has worked previously as Manufacturing Engineering Manager for Acme Cleveland Corporation and Plant Engineer for General Motors Corporation.

     Mr. Aylward has been President of Cambridge Technology, Inc. ("Cambridge"), a subsidiary of the Company, since February 1999. He joined Cambridge as Director of Sales & Marketing in 1994, and was promoted to Vice President of Sales & Marketing in 1997. Prior to Cambridge, he worked for GenRad, Inc., where he held positions in Product Line Management, Marketing Management, Engineering Management and Design Engineering for over 18 years. Mr. Aylward holds B.S. and M.S. degrees in Electrical Engineering from Northeastern University.

     Dr. Baumert has been President of Excel Technology Europe GmbH, a subsidiary of the Company, since November 1990. From 1982 to 1985, he developed commercial laser and laser applications at Battelle Institute / Frankfurt. In 1985, he joined Spectra Physics as Export Sales Manager. Dr. Baumert holds a Ph.D. in physics.

     Mr. Clarke has been President of Synrad, Inc. ("Synrad"), a subsidiary of the Company, since September 1998. Mr. Clarke joined Synrad in 1994 as International Sales Manager. In 1995, he became Vice President of Marketing and then President of Emerald Laser, Synrad's then research and development division. Previously, Mr. Clarke worked for Optilas Ltd., a European distributor of laser technology, for eight years in various positions including General Manager. Mr. Clarke holds a B.S. degree in Applied Physics.

     Dr. Cramer has been President of Continuum Electro-Optics, Inc. ("Continuum"), a subsidiary of the Company, since October of 2002. He joined Continuum as Vice President of R&D in April of 1999 and was promoted to Executive Vice President / General Manager in June of 2001. Prior to Continuum, Dr. Cramer was President of Laser Diode, Inc. for 5 years and worked at Spectra Physics, Inc. where he held positions in Product Line Management, Marketing and Sales Management, Engineering Management and General Management for over 15 years. Dr. Cramer holds a B.A. in Chemistry and Physics and M.S. and Ph.D. degrees in Chemical Physics.

     Mr. Francis Dominic has been President of Photo Research, Inc., a subsidiary of the Company, since November 1996, and President of The Optical Corporation, a subsidiary of the Company, since June 2000. From 1988 to 1996, he was Vice President and General Manager of Seth-Cole, a manufacturer of reprographics and graphic arts media. He holds a B.S. degree in Engineering and an M.B.A. Francis Dominic is the brother of Antoine Dominic.

     Dr. Qiang Fu has been President of Quantronix Corporation ("Quantronix"), a subsidiary of the Company, since October 2000. He joined Quantronix in 1992 as a senior R&D scientist. He was promoted to Director of Research and Development in 1996, Vice President of Research and Development in 1998, and Executive Vice President in 1999. Dr. Fu holds B.S., M.S. and Ph.D. degrees in Physics and an M.S. degree in Electrical Engineering.

     Mr. Graham has been President of Control Laser Corporation ("CLC"), a subsidiary of the Company, since October 2000, and he was Executive Vice President of CLC from September 1997 to September 2000. Having worked with CLC for almost eighteen years, he has held several positions including Design Engineer, Electrical Engineering Manager, Program Manager, Production & Manufacturing Manager and Sales & Marketing Director. Prior to joining CLC, he worked as an Electrical Design Engineer at Insystec, Inc., a manufacturer of notebook computers, and at TRW Financial Systems, Inc., a manufacturer of ATMs and Point of Sale Terminals. Mr. Graham holds a B.S. degree in Electrical Engineering and an M.B.A.

     Mr. Kobayashi has been President of Excel Technology Japan K.K., a subsidiary of the Company, since it was established in September 2002.
He had been involved with solid and ion laser development for 10 years before he began selling and servicing the lasers. As the owner of OptoFocus Corp., he represented Quantronix as an exclusive representative in Japan for over 22 years. In September 2002, he sold OptoFocus Corp. to the Company. Mr. Kobayashi holds a B.S. degree in Physics.

     Mr. Ooi Poay Chuan has been President of Excel Technology Asia Sdn. Bhd. ("Excel Asia"), a subsidiary of the Company, since November 1999. From April 1998 to October 1999, he was Operations Manager for Excel Asia. Prior to April 1998, he worked for Lumonics Corporation, Inc. as Service Engineer, Service Manager and Regional Sales Manager covering Asian Pacific territories. He has extensive laser training and exposure in the U.S. and the U.K. on marking and industrial laser systems. Mr. Ooi holds a degree in Electrical Engineering.


                         EXECUTIVE COMPENSATION

    The following table sets forth certain information regarding compensation paid by the Company during each of the Company's last three years to the Company's Chief Executive Officer and to the executive officers of the Company (other than the Chief Executive Officer) who received salary and bonus payments in excess of $100,000 in 2002
(collectively, the "Named Executive Officers").






                                              Annual Compensation          Long Term Compensation
                                         ..............................  ...........................
                                                                Other
                                                                Annual    Securities
        Name and                                                Compen-   Underlying      All Other
        Principal                         Salary      Bonus     sation   Options/SARs    Compensation
        Position                  Year      ($)      ($) <F3>  ($) <F4>      (#)              ($)
...........................        .....  .........   ........   .......  .............   ............
J. Donald Hill <F1>               2002   $305,769   $ 50,000        0    110,000 <F5>          0
 Chairman of the Board            2001   $318,561   $ 40,000        0     10,000 <F5>          0
 Excel Technology, Inc.           2000   $294,710   $741,500        0    110,000 <F5>          0

Antoine Dominic <F2>
President, Chief Executive        2002   $353,846   $671,000        0    210,000 <F5>          0
 Officer, Chief Operating,        2001   $318,561   $344,750        0     10,000 <F5>          0
 Officer, Excel Technology, Inc.  2000   $238,604   $942,500        0    210,000 ,F5>          0


<F1>  Mr. Hill was appointed Chairman of the Board effective October 10, 2000.
<F2>  Mr. Dominic was appointed Chief Executive Officer effective October 10, 2000 in addition to his positions as
      President and Chief Operating Officer effective February 17, 1998.
<F3>  The amounts indicated reflect bonuses for the years in which they were earned.  Some of such amounts were deferred at the election of the executive officer.  Mr. Hill deferred $220,000 of his 2000 bonus to 2001, and
      Mr. Dominic deferred $410,000 of his 2000 bonus to 2001 and $150,000 of his 2002 bonus to 2003.
<F4>  In accordance with SEC rules, perquisites totaling less than $50,000, or 10% of the officer's salary and bonus, whichever is less, have been omitted.
<F5>  Represents options to acquire shares of Common Stock.





                       OPTION GRANTS DURING 2002

     The following table provides information related to options granted to the Named Executive Officers during the year ended December 31, 2002:



                                                                                           Potential Realizable
                                                                                             Value at Assumed
                                                                                           Annual Rates of Stock
                                                                                           Price Appreciation for
                                                 Individual Grants                           Option Term <F1>
                   ....................................................................    .......................
                     Number of        % of Total
                       Shares        Options/SARs
                     Underlying        Granted to       Exercise or
                    Option/SARs        Employees         Base Price      Expiration
Name                Granted <F2>    in Fiscal Year      $/Share <F3>         Date               5%        10%
.................   ............     ...............  ...............   ................  .........   ..........

J. Donald Hill        110,000            25.8%             $15.15          2/16/12       $1,048,053  $2,655,972
Antoine Dominic       210,000            49.2%             $15.15          2/16/12       $2,000,828  $5,070,492

<F1>  The potential realizable value portion of the foregoing table illustrates value that might be received upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Common Stock over the term of the options.  These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

<F2>  Options to acquire shares of Common Stock.  Options to purchase 10,000 shares vested on the grant date.  The balance of the options vest in three equal annual installments beginning on the first anniversary of the grant date.

<F3>  The exercise price equaled the fair market value of the Common Stock on the date of grant.





                       OPTION EXERCISES DURING 2002
                        AND YEAR END OPTION VALUES

     The following table provides information related to options exercised by the Named Executive Officers during 2002 and the number and value of options held at year-end. The Company does not have any outstanding stock appreciation rights.



                                                                                          Value of Unexercised
                                                               Number of Unexercised           In-the-Money
                                                                    Option/SARs               Options/SARs
                                                           at Fiscal Year End (#)<F1>  at Fiscal Year End ($)<F2>
                                                          ...........................  ...........................
                        Shares Acquired    Value Realized
Name                    on Exercise (#)         ($)       Exercisable  Unexercisable   Exercisable  Unexercisable
................         ...............    .............. ............ ..............  ............ ..............
J. Donald Hill                  0                 0       240,000      120,000         $1,818,070   $382,900
Antoine Dominic                 0                 0       170,000      230,000         $  680,800   $656,900

<F1>  In September 2002, Mr. Dominic agreed to cancel options to purchase 100,000 shares and Mr. Hill agreed to cancel options to purchase 50,000 shares.  The chart reflects the number of shares underlying options held by
      Messrs. Hill and Dominic, net of such cancellations.

<F2>  The closing price for the Common Stock as reported on the NASDAQ National Market System on December 31, 2002
      was $17.89. Value is calculated on the basis of the difference between the option exercise price and $17.89 multiplied by the number of shares of Common Stock underlying the option.






                   EMPLOYMENT AND RELATED AGREEMENTS

     In October 2000, the Company entered into a five-year employment agreement with J. Donald Hill. The agreement was amended on October 3, 2002 to, among other things, adjust Mr. Hill's base salary to $175,000 per annum, subject to annual review. Mr. Hill is eligible to receive bonus compensation in accordance with corporate bonus plans adopted by the Board from time to time. The agreement provides that in the event the Company terminates Mr. Hill's employment without cause, he is entitled to receive his base salary for a period of two years from termination.

     In October 2000, the Company entered into a five-year employment agreement with Antoine Dominic, which automatically renews for additional one-year periods unless employment is terminated as provided in the agreement. Effective January 1, 2003, Mr. Dominic receives a base salary of $425,000 per annum, subject to annual review, and is eligible to receive bonus compensation in accordance with corporate bonus plans adopted by the Board from time to time. The agreement provides that in the event the Company terminates Mr. Dominic's employment without cause, he is entitled to receive his base salary for a period of two years from termination.

       COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Compensation decisions are made by the non-employee directors of the Company. There were no interlocks or insider (employee) participation during 2002.

       REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

Compensation Guidelines

     The Company is engaged in a highly competitive industry and must attain high levels of quality and safety in the design, production, and servicing of its products. To succeed, the Company believes that it must offer executive compensation that reflects competitive pay practices of other companies and job responsibility, and enables the Company to attract, retain, and reward qualified, experienced executives. The Company also believes that any competitive pay package should be structured, in part, to align management's interests with the success of the Company by making a portion of compensation dependent on operating achievements and, to a lesser extent, on stock performance. The non-employee members of the Board of Directors have determined that these objectives are best met by offering the Company's two executive officers competitive base salaries, stock options that vest over time, and where appropriate, quarterly bonuses which are payable based on a percentage of pre-tax profits, with the percentage increasing as pre-tax profits increase.

Chief Executive Officer Compensation

     Based on the criteria described above, the non-employee members of the Board of Directors approved an increase in Mr. Dominic's annual base salary in 2002 from $325,000 to $375,000. Effective January 2003, his base salary increased to $425,000. In determining Mr. Dominic's base salary increases the outside directors considered several factors including the Company's revenues, earnings, cash-flow and acquisitions. Mr. Dominic's bonus, which was payable based on a percentage of pre-tax profits, increased from $344,750 to $671,000 as a result of increases in the Company's pre-tax earnings from the prior year.


                                             J. Donald Hill, Chairman
                                             Antoine Dominic
                                             Steven Georgiev
                                             Howard S. Breslow
                                             Joseph A. Ortego


            BENEFICIAL OWNERSHIP OF THE COMPANY'S SECURITIES

     The following table sets forth certain information, based upon publicly available filings, regarding the beneficial ownership of Common Stock by each person owning more than 5% of the Common Stock, each director, each Named Executive Officer, and all directors and executive officers as a group. Except as otherwise indicated, all information is as of March 19, 2003.

           Name                       Number
(and Address of 5% Holders)          Owned (1)      Percentage of Class**
............................        .............    .....................

Citigroup, Inc.                    2,665,463 (2)            22.6%
399 Park Avenue
New York, NY 10043

Royce & Associates, LLC              755,200 (3)             6.4%
1414 Avenue of the Americas
New York, NY  10019

Wasatch Advisors, Inc.               947,060 (4)             8.0%
150 Social Hall Avenue
Salt Lake City, UT  84111

Liberty Wanger Asset                 614,000 (5)             5.2%
 Management, L.P. &
 WAM Acquisition GP, Inc.
227 West Monroe Street,
Suite 3000
Chicago, IL  60606

J. Donald Hill                       472,827 (6)             3.9%

Antoine Dominic                      315,699 (7)             2.6%

Steven Georgiev                       10,000 (8)               *

Howard S. Breslow                     62,000 (9)               *

Joseph J. Ortego                      40,000(10)               *

Donald E. Weeden                           0                   0

Executive officers and directors
  as a group (five persons)          900,526(11)             7.2%

*Less than 1%.
**Based on the number of shares outstanding on the record date.

 1) Unless otherwise indicated below, all shares are owned beneficially and of record.

 2) Information with respect to Citigroup, Inc. ("Citigroup") and related parties is based on the Schedule 13G, dated February 6, 2003, filed by those parties. Of the total shares reported, Citigroup has shared voting and dispositive power with respect to 2,665,463 shares, Salomon Smith Barney Holdings, Inc. ("SSB Holdings") has shared voting and dispositive power with respect to 2,627,492 shares, Smith Barney Fund Management, LLC ("SB Fund") has shared voting and dispositive power with respect to 731,150 shares, Salomon Brothers Holding Company, Inc. ("SBHC") has shared voting and dispositive power with respect to 1,844,073 shares, and Salomon Smith Barney, Inc. ("SSB") has shared voting and dispositive power with respect to 1,844,073 shares. SBHC is the sole stockholder of SSB, SSB Holdings is the sole stockholder of SBHC and SB Fund, and Citigroup is the sole stockholder of SSB Holdings.

 3) Information with respect to Royce & Associates, LLC ("Royce") is based on the Schedule 13G, dated February 5, 2003, filed by that party. Of the total shares reported, Royce has sole voting and dispositive power with respect to 755,200 shares.

 4) Information with respect to Wasatch Advisors, Inc. ("Wasatch") is based on the Schedule 13G, dated February 13, 2003, filed by that party. Of the total shares reported, Wasatch has sole voting and dispositive power with respect to 947,060 shares.

 5) Information with respect to Liberty Wanger Asset Management, L.P. ("WAM") and WAM Acquisition GP, Inc., the general partner of WAM ("WAM GP") is based on the Schedule 13G, dated March 5, 2003, filed by those parties. Of the total shares reported, WAM and WAM GP have shared voting and dispositive power with respect to 614,000 shares.

 6) Includes 283,333 shares of Common Stock underlying exercisable stock options.

 7) Includes 256,667 shares of Common Stock underlying exercisable stock options.

 8) Consists of 10,000 shares of Common Stock underlying exercisable stock options.

 9) Includes 30,000 shares of Common Stock underlying exercisable stock options.

10) Consists of 40,000 shares of Common Stock underlying exercisable stock options. Mr. Ortego is not up for re-election as a director for the year ended December 31, 2003.

11) Includes 620,000 shares of Common Stock underlying exercisable stock options.


                        STOCK PERFORMANCE GRAPH

     The following chart compares the yearly percentage change in the cumulative total stockholder return on the Common Stock during the period from December 31, 1997 through December 31, 2002, with the cumulative total return on the S&P 500 and the Company Peer Group. The Company Peer Group is made up of the following 7 companies all of which are in the laser technology field: Coherent, Inc., Electro Scientific Industries, Inc., Laser-Pacific Media Corporation, Laserscope, Rofin-Sinar Technologies, Inc., Spectranetics Corporation (The) and GSI Lumonics, Inc.

                        1997    1998     1999     2000     2001     2002
                        ....   ......   ......   ......   ......   ......
Excel Technology, Inc.   100    92.14   161.24   179.35   156.41   160.81
S & P 500                100   128.58   155.64   141.47   124.66    97.11
Peer Group               100    90.29   154.82   138.97   148.30   102.69

                             PROPOSAL NO. 2
              RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors has selected the accounting firm of KPMG LLP ("KPMG") to serve as independent auditors of the Company for the year ending December 31, 2003 and proposes the ratification of such decision.
 A representative of KPMG is expected to be present at the Meeting to make a statement if he wishes to do so and to respond to appropriate stockholder questions.

Audit Fees

     During 2002, Ernst & Young LLP ("E&Y") acted as the independent auditors for the Company and its subsidiaries, and also rendered other services on their behalf, including tax-related services. The following table sets forth the aggregate fees billed or expected to be billed by E&Y for audit services rendered in connection with the financial statements and reports for 2002 and for other services rendered during 2002 on behalf of the Company and its subsidiaries:

            Audit Fees                       $222,000
            Tax Fees                          110,000
            Financial Information Systems
              Design and Information Fees           0
            All Other Fees                     20,000
                                           ..........
            Total                            $352,000
                                           ..........
                                           ..........

Prior Auditors

     On April 9, 2003, the Company notified E&Y that it was not engaging E&Y as the Company's independent auditor for the year ended December 31, 2003, and it appointed KPMG as its new independent auditor. The Company will retain E&Y for tax services for 2003.

     The decision to discontinue the services of E&Y was approved by the Company's Board of Directors upon the recommendation of the Company's Audit Committee. Prior to KPMG's appointment, the Company had not consulted with KPMG on the application of accounting principles to a specified transaction, or on the type of audit opinion that might be rendered on the Company's financial statements.

     The reports of E&Y on the Company's financial statements for 2001 and 2002 contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During 2001 and 2002 and through April 9, 2003, there was no disagreement with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the subject matter of the disagreement in their report.

     The Company provided E&Y with a copy of this disclosure and requested that E&Y furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. When it becomes available, a copy of the letter from E&Y, will be filed as Exhibit 16 to the Company's Current Report on Form 8-K.

     The Board of Directors recommends a vote FOR ratification of the selection of KPMG as the independent auditors for the Company for the year ending December 31, 2003.

                          CERTAIN TRANSACTIONS

     Howard S. Breslow, a director of the Company, is a partner of the law firm of Breslow & Walker, LLP, the Company's legal counsel. In 2002, the Company paid Breslow & Walker, LLP $286,000 for legal services.

     Joseph J. Ortego, a director of the Company, is a partner of the law firm of Nixon Peabody, LLP, the Company's legal counsel. In 2002, the Company paid Nixon Peabody, LLP $102,000 for legal services. Mr. Ortego is not standing for re-election to the Board.

         SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than 10% of the Common Stock (collectively, the "Reporting Persons"), to file reports of ownership and changes in ownership with the Securities Exchange Commission ("SEC") and the NASDAQ National Market, and to furnish a copy of such reports to the Company. Based solely on review of the copies of such forms furnished to the Company, the Company believes that during the year ended December 31, 2002, the Reporting Persons complied with all applicable Section 16(a) filing requirements, except that Mr. Georgiev filed one Form 4 late.

                         STOCKHOLDER PROPOSALS

     Stockholders proposals for action at the 2004 Annual Meeting of Stockholders must be submitted in writing to the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement, and must be received by the Secretary no later than December 3, 2003 in order that they may be considered for inclusion in next year's proxy statement and proxy card. Stockholders who intend to present a proposal at the Company's 2004 Annual Meeting of Stockholders without inclusion of such proposal in the Company's proxy materials are required to provide notice of such proposal to the Company no later than February 17, 2004. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

                       MAILINGS TO STOCKHOLDERS

     The Annual Report to stockholders of the Company for the year ended December 31, 2002, including audited consolidated financial statements, has been mailed to the stockholders concurrently herewith. Such report is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material.

     For those stockholders who share a single address, only one Annual Report and Proxy Statement will be sent to that address. This practice, known as "householding," is designed to reduce the Company's printing and postage costs. Upon request, the Company will promptly send a separate Annual Report or Proxy Statement to any stockholder residing at such an address. Requests may be made by calling Investor Relations at (631) 784-6175 or by writing to Investor Relations at 41 Research Way, East Setauket, New York 11733. If any stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any stockholder receiving multiple copies of the Company's annual report and proxy statement desires householding, they may contact Investor Relations in the same manner.

                             OTHER MATTERS

     The Board of Directors of the Company does not know of any other matters that are to be presented for action at the Meeting. Should any other matters come before the Meeting or any adjournments thereof, then with respect to such matters, the proxy holders will have the discretionary authority to vote all proxies received by them in accordance with their judgments.

     A copy of the Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (exclusive of exhibits), will be furnished without charge to any stockholder upon written request to Investor Relations, 41 Research Way, E. Setauket, New York, 11733.


                                      By Order of the Board of Directors



                                      /s/ J. Donald Hill
                                      ...................
                                      J. Donald Hill,
                                      Chairman of the Board


E. Setauket, New York
April 11, 2003

STOCKHOLDERS ARE URGED TO SPECIFY THEIR CHOICES, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION IS APPRECIATED.